Exhibit 10.2
Exhibit 10.2
REVOLVING CREDIT AGREEMENT
by and between
LINDSAY CORPORATION
a Delaware corporation
and
WELLS FARGO BANK, NATIONAL ASSOCIATION
a national banking association
Dated as of January 24, 2008

Exhibit “A”—Form of Note
Schedule 4.01(B)—Borrower Information
Schedule 4.01(F)-Material Pending and Threatened Litigation, Etc.
Schedule 4.01(M)—Environmental Matters and Permits
Schedule 5.02(C)—Permitted Debt
Schedule 5.02(F)—Loans, Investments, Etc.
Schedule 5.02(G)—Permitted Encumbrances
Schedule 5.02(H)—Hedging Agreements

i

REVOLVING CREDIT AGREEMENT
     THIS REVOLVING CREDIT AGREEMENT (“Agreement”) is entered into as of January 24, 2008, by and between LINDSAY CORPORATION, a Delaware corporation (the “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (the “Bank”).
     WHEREAS, Borrower has requested that Bank extend credit to Borrower as described herein, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.
     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Bank hereby agree as follows:
ARTICLE I
DEFINITIONS AND CONSTRUCTION
     SECTION 1.01. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:
     “AAA” shall have the meaning set forth in Section 7.18 of this Agreement.
     “AAA Rules” shall have the meaning set forth in Section 7.18 of this Agreement.
     “Affiliate” with respect to any Person, shall mean (a) a parent corporation or entity; (b) subsidiary corporation or entity; (c) an entity controlled by any controlling shareholder(s) of such entity; (d) any other Person that directly or indirectly, through one or more intermediaries, controls or is controlled by such Person, or (e) any officer, director, shareholder or owner of such entity. The term “control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, in no event shall Bank be deemed an Affiliate of Borrower or any of Borrower’s Subsidiaries or Affiliates.
     “Authorized Individual” shall mean any one or more of the following individuals:
Richard W. Parod
David B. Downing
     “Bankruptcy Code” shall have the meaning set forth in Section 6.01(F) of this Agreement.
     “Business Day” shall mean any day other than a Saturday, Sunday or a public or bank holiday in Omaha, Nebraska, and, if such day relates to any LIBOR Rate, shall include only such days which are also days on which dealings in dollar deposits are conducted by and between banks in the London dollar interbank market.
     “Commitment” shall mean the commitment of Bank to make Loans pursuant to Section 2.01(A) of this Agreement (including the issuance of Letters of Credit under Section 2.03).
     “Conditions of Increase” shall have the meaning set forth in Section 2.01(A) of this Agreement.
     “Continue,” “Continuation” and “Continued” shall refer to the continuation pursuant to Section 2.04(C) of a LIBOR Rate Loan as a LIBOR Rate Loan from one Interest Period to the next Interest Period.
     “Convert,” “Conversion,” and “Converted” shall refer to a conversion pursuant to this Agreement of one Type of Loan into the other Type of Loan.
Wells Fargo Bank, N.A./Lindsay Corporation
Revolving Credit Agreement

     “Daily LIBOR Rate” shall mean a fluctuating rate equal from time to time to the one-month LIBOR Rate as in effect and as reset each Business Day, rounded up to the next highest 1/16%.
     “Daily LIBOR Rate Loan” shall mean any loan made pursuant to Section 2.01(A) hereof which bears interest determined by reference to the Daily LIBOR Rate.
     “Debt” shall mean indebtedness of any kind, including, without limitation: (A) indebtedness for borrowed money or for the deferred purchase price of property or services, (B) obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (C) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause (A) or (B) above, and (D) liabilities in respect of unfunded vested benefits under plans covered by ERISA.
     “Default Rate” shall mean the lesser of the Maximum Rate or a fluctuating rate which is 2.0% per annum above the interest rate otherwise applicable to the Loans from time to time.
     “Environmental Laws” shall mean all federal, state and local environmental, health and safety laws, codes, and ordinances, and all rules and regulations promulgated thereunder and all orders and Permits issued pursuant thereto.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “Event of Default” shall have the meaning provided in Section 6.01 of this Agreement.
     “Exchange Act” shall have the meaning set forth in Section 6.01(I) of this Agreement.
     “GAAP” shall mean generally accepted accounting principles, consistently applied and used consistently with prior practices.
     “Hedging Agreement” means any interest rate swap, cap, collar or other similar agreement enabling a Person to fix or limit its interest expense or any foreign exchange, currency hedging, commodity hedging, security hedging or other agreement enabling a Person to limit the market risk of holding currency, a security or a commodity in either the cash or futures markets.
     “Increase Date” shall have the meaning set forth in Section 2.01(A) of this Agreement.
     “Indemnified Liabilities” shall have the meaning set forth in Section 7.11 of this Agreement.
     “Indemnified Parties” shall have the meaning set forth in Section 7.11 of this Agreement.
     “Interest Period” means a period commencing on a Business Day and continuing for 1, 2, 3, 6 or 12 months, as designated by Borrower, during which a LIBOR Rate Loan is to be outstanding; provided however, that (a) no Interest Period shall extend beyond the Termination Date; (b) if any Interest Period would otherwise end on a day which is not a Business Day, then the Interest Period shall end on the next succeeding Business Day unless the next succeeding Business Day falls in another calendar month, in which case the Interest Period shall end on the immediately preceding Business Day, and (b) if any Interest Period begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of the Interest Period), then the Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period.
     “Letter of Credit” has the meaning specified in Section 2.03(A).
     “Letter of Credit Fee” means a per annum fee applicable to each Letter of Credit equal to the greater of: (1) the Letter of Credit Margin multiplied by the face amount of the particular Letter of Credit, or (2) Seven Hundred Fifty Dollars ($750).
Wells Fargo Bank, N.A./Lindsay Corporation
Revolving Credit Agreement

     “Letter of Credit Liabilities” means, at any time, without duplication, the aggregate maximum amount available to be drawn under all outstanding Letters of Credit plus the aggregate amount of all Reimbursement Obligations.
     “Letter of Credit Margin” shall mean one-half of one percent (0.50%).
     “Letter of Credit Sublimit” means Ten Million Dollars ($10,000,000).
     “LIBOR Rate” shall mean the interest rate per annum determined pursuant to the following formula:

LIBOR Rate =	Base LIBOR
100% - LIBOR Reserve Percentage
where
     (i) “Base LIBOR” means the rate per annum for United States dollar deposits quoted by Bank as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of an Interest Period for delivery of funds on said date for a period of time equal to the number of days in such Interest Period and in an amount equal to the principal amount of the LIBOR Rate Loan to which such Interest Period applies. Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market; and
     (ii) “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D issued by the Board of Governors of the Federal Reserve System, as amended), adjusted by Bank for actual changes in such reserve percentage during the applicable Interest Period.
     “LIBOR Rate Loan” shall mean any loan made pursuant to Section 2.01(A) hereof which bears interest determined by reference to the LIBOR Rate.
     “LIBOR Rate Margin” shall mean one-half of one percent (0.50%).
     “Loan” shall mean either a LIBOR Rate Loan or a Daily LIBOR Rate Loan, as applicable, and “Loans” shall mean all of the foregoing.
     “Loan Documents” shall mean this Agreement, the Note, the Letters of Credit (and any related reimbursement agreement), and any and all other documents which evidence or secure the Loans or the Letters of Credit.
     “Loan Obligations” means all obligations, indebtedness, and liabilities of Borrower to Bank arising pursuant to any of the Loan Documents, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligation of Borrower to repay the Loans, the Letter of Credit Liabilities, and interest on the Loans and Reimbursement Obligations, and all fees, costs, and expenses (including attorneys’ fees and expenses) provided for in the Loan Documents.
     “Loan Request” shall mean notice requesting any Loan provided to Bank pursuant to Section 2.02 of this Agreement.
     “Material Adverse Effect” means any set of circumstances or events which (i) has any material adverse effect upon the validity or enforceability of any Loan Documents or any material term or condition
Wells Fargo Bank, N.A./Lindsay Corporation
Revolving Credit Agreement

contained therein; (ii) has a material adverse effect on the condition (financial or otherwise), business assets, operations, or property of Borrower, or Borrower and its Subsidiaries taken as a whole, or (iii) materially impairs the ability of Borrower to perform the Loan Obligations.
     “Maximum Rate” shall have the meaning set forth in Section 2.04(B)(3) of this Agreement.
     “Maximum Amount” shall have the meaning set forth in Section 2.01(A) of this Agreement.
     “Note” shall mean the promissory note of Borrower delivered in accordance with Article III hereof substantially in the form of Exhibit “A” attached hereto, and any replacement, modification, extension or renewal thereof, and any additional or separate promissory note or notes that may be delivered pursuant to this Agreement, as amended.
     “Outstanding Credit” means, at any time of determination, the sum of (a) the aggregate principal amount of Loans then outstanding, plus (b) the Letter of Credit Liabilities.
     “Permits” shall mean federal, state, and local permits, licenses, certificates and approvals.
     “Permitted Encumbrances” shall have the meaning provided in Section 5.02(G) of this Agreement.
     “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.
     “Plan” shall have the meaning set forth in Section 4.01(K) of this Agreement.
     “Quarterly Payment Date” shall mean the last Business Day of each calendar quarter.
     “Reimbursement Obligation” means the obligation of Borrower to reimburse Bank for the honor of any demand for payment or drawing under a Letter of Credit.
     “Significant Subsidiary” means (i) a Subsidiary of Borrower with net assets of at least Five Million Dollars ($5,000,000) as of the end of the immediately preceding fiscal quarter of Borrower’s fiscal year; and (ii) a Subsidiary of Borrower that has as its Subsidiary an entity meeting the description set forth in clause (i), and (iii) any Subsidiary that has consummated a material transaction since the end of the immediately preceding fiscal quarter of Borrower’s fiscal year that is reasonably likely to result in such Subsidiary being included in clause (i) or (ii) as of the end of the current fiscal quarter of Borrower’s fiscal year.
     “Subsidiary” means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower.
     “Substitute Letter of Credit” shall mean a letter of credit issued by a financial institution other than Bank after: (1) Borrower has made a request of Bank for Bank to issue such letter of credit under the provisions of Section 2.03(A), and (2) Bank has declined such request.
     “Substitute Letter of Credit Liabilities” shall mean the sum of the maximum aggregate amount available to be drawn, and the obligation of Borrower to reimburse the substitute bank issuer(s) for the honor of any demand for payment or drawing, under all Substitute Letters of Credit.
     “Termination Date” shall mean January 23, 2010.
Wells Fargo Bank, N.A./Lindsay Corporation
Revolving Credit Agreement

     “Type” means either type of Loan (i.e., a LIBOR Rate Loan or a Daily LIBOR Rate Loan).
     “Unused Commitment Fee” shall mean an amount equal to one-eighth of one percent (0.125%) per annum of the difference between the then-effective Maximum Amount and the average daily balance of Outstanding Credit during the preceding calendar quarter.
SECTION 1.02. Construction. Wherever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate. The headings, captions or arrangements used in any of the Loan Documents are for convenience only and shall not be deemed to limit, amplify or modify the terms of the Loan Documents, nor affect the meaning thereof.
ARTICLE II
AMOUNTS AND TERMS OF THE LOANS
SECTION 2.01. THE LOANS.
     (A) Bank agrees on the terms and conditions hereinafter set forth, to make Loans to Borrower from time to time during the period from the date hereof to but not including the Termination Date in an aggregate amount not to exceed at any time the Maximum Amount. Within the limits of the Commitment, Borrower may borrow, repay pursuant to Section 2.04 hereof, and reborrow under this Section 2.01(A). Loans shall be used for working capital and general corporate purposes of Borrower. As used herein, the term “Maximum Amount” shall mean:
     (i) From the date hereof to but not including the earlier of the Increase Date (defined below) or the Termination Date, THIRTY MILLION DOLLARS ($30,000,000); or, if applicable,
     (ii) From the date that Borrower receives written confirmation from Bank that all of the Conditions of Increase described below have been satisfied (such date is referred to herein as the “Increase Date”) to but not including the Termination Date, an amount of up to FORTY-FIVE MILLION DOLLARS ($45,000,000). The “Conditions of Increase” shall mean all of the following:
     (a) Borrower shall have delivered to Bank a written request for a one-time increase of the Maximum Amount under this Section 2.01(A), which notice shall state the increased Maximum Amount requested by Borrower (which shall be an integral multiple of $1,000,000 not in excess of $45,000,000);
     (b) no Event of Default (or event or circumstance which, with the passage of time or the giving of notice or both, would constitute an Event of Default) shall have occurred, and Borrower shall have delivered to Bank a certificate to such effect;
     (c) there shall have occurred no material adverse change in the credit standing or financial position of Borrower, or Borrower and its Subsidiaries taken as a whole;
     (d) Bank shall have received an original supplemental Note or replacement Note reflecting the increase in the Maximum Amount, together with such other documents, actions, consents and/or assurances as Bank may reasonably request; and
     (e) Bank shall have approved the requested increase in the Maximum Amount, such approval to be subject to the sole discretion of Bank.
     (B) LIBOR Rate Loans shall be made only in the minimum amount of $500,000 and integral multiples of $100,000 in excess thereof; Daily LIBOR Rate Loans may be made in any amount in excess of $100,000.
Wells Fargo Bank, N.A./Lindsay Corporation
Revolving Credit Agreement

     (C) In the absence of manifest error, the books and records of Bank shall be conclusive and binding upon Borrower as to the amount of each Loan, the principal balance of the Loans outstanding at any time, the Interest Periods applicable thereto, and the amount of accrued interest thereon.
SECTION 2.02. MAKING LOANS. Each Loan shall be made on notice from Borrower to Bank by an Authorized Individual delivered, in the case of a request for a LIBOR Rate Loan, before 2:00 p.m. (Omaha, Nebraska time) on a Business Day which is at least two (2) Business Days prior to the requested date of such Loan, and in the case of a Daily LIBOR Rate Loan, before 2:00 p.m. (Omaha, Nebraska time) on the requested date of such Loan. A “Loan Request” shall include the following information:
     (A) the amount of the Loan;
     (B) the requested date of the Loan;
     (C) whether the Loan is to be a LIBOR Rate Loan or a Daily LIBOR Rate Loan; and
     (D) if the Loan is to be a LIBOR Rate Loan, the Interest Period for such Loan.
Any Loan Request received after 2:00 p.m. (Omaha, Nebraska time) on a Business Day shall be treated as though received on the next Business Day. Subject to the timely delivery of a Loan Request, and upon fulfillment of the applicable conditions set forth in Article III, Bank will make such Loan available to Borrower in same day funds at Bank’s address referred to in Section 7.02. Bank may rely without further investigation on any Loan Request. Each Loan Request shall be irrevocable and binding on Borrower and Borrower shall indemnify Bank against any loss or expense Bank may incur as a result of any failure (including any failure resulting from the failure to fulfill on or before the date specified for such Loan the applicable conditions set forth in Article Ill) of Borrower to borrow any Loan after a Loan Request has been submitted, including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Bank to fund such Loan when such Loan, as a result of such failure, is not made on such date. The submission of a Loan Request (or request for issuance of a Letter of Credit, request for a Continuation, or request for a Conversion, as applicable) shall constitute a representation by Borrower that, as of the date of such request, no Event of Default (or event or circumstance which, with the passage of time or the giving of notice or both, would constitute an Event of Default) exists, and that all of the representations and warranties set forth in Article IV hereof are true, accurate and complete.
SECTION 2.03. LETTERS OF CREDIT.
     (A) Commitment to Issue. Borrower may utilize the Commitment in part by requesting that Bank issue, and Bank, subject to the terms and conditions of this Agreement, may, in its reasonable sole discretion, issue standby or commercial letters of credit in a minimum amount of $100,000 for Borrower’s account (such letters of credit being hereinafter referred to collectively as the “Letters of Credit” and each individually, a “Letter of Credit”); provided, however, that:
     (1) the aggregate amount of outstanding Letter of Credit Liabilities shall not at any time exceed the amount of Letter of Credit Sublimit; and
     (2) the Outstanding Credit shall not at any time exceed the Maximum Amount.
     (B) Letter of Credit Request Procedure. Borrower shall give Bank irrevocable prior written notice (effective upon receipt) on or before 2:00 P.M. (Omaha, Nebraska time) on the Business Day which is not less than three (3) Business Days prior to the date of the requested issuance of a Letter of Credit specifying the requested amount, expiry date and issuance date of each Letter of Credit to be issued and the nature of the transactions to be supported thereby. Any such notice received after 2:00 P.M. (Omaha, Nebraska time) on a Business Day shall be deemed to have been received and be effective on the next Business Day. Each Letter of Credit shall have an expiration date that occurs on or before the Termination Date, shall be payable in U.S. dollars, must be satisfactory in form and substance
Wells Fargo Bank, N.A./Lindsay Corporation
Revolving Credit Agreement

to Bank, and shall be issued pursuant to, and otherwise governed by, such documentation as Bank may reasonably require, including, without limitation, Bank’s standard letter of credit application and agreement forms.
     (C) Letter of Credit Fees. Borrower shall pay to Bank an irrevocable Letter of Credit Fee on each Letter of Credit, such Letter of Credit Fee to be paid upon issuance of each Letter of Credit (and, if applicable, on each anniversary thereof). With respect to each Letter of Credit Borrower shall also pay to Bank all fees, costs, and expenses of Bank arising in connection with any Letter of Credit, including Bank’s customary fees for amendments, transfers, and drawings on Letters of Credit.
     (D) Reimbursements. After Bank’s receipt from the beneficiary of any Letter of Credit of any demand for payment or other drawing under such Letter of Credit, Borrower shall be irrevocably and unconditionally obligated to reimburse Bank for any amounts paid by Bank upon any demand for payment or drawing under the applicable Letter of Credit, without presentment, demand, protest, or other formalities of any kind. Such reimbursement shall occur no later than 2:00 p.m. (Omaha, Nebraska time) on the date of payment under the applicable Letter of Credit. All payments on Reimbursement Obligations (including any interest thereon) shall be made to Bank in U.S. dollars and in immediately available funds, without set-off, deduction, or counterclaim. Subject to the other terms and conditions of this Agreement, such reimbursement may be made by Borrower requesting a Loan in accordance with Section 2.02, the proceeds of which shall be credited against the Reimbursement Obligations. If any Reimbursement Obligation is not paid when due, Bank may (but shall not be obligated to) pay such Reimbursement Obligation by making a Loan to Borrower, and Bank is hereby authorized to make Loan Requests in the amount necessary for such purposes.
SECTION 2.04. REPAYMENT AND INTEREST.
     (A) Repayment. Borrower shall repay the aggregate unpaid principal amount of all Loans on or before the Termination Date in accordance with the terms of the Note and this Agreement.
     (B) Interest.
     (1) Prior to Default. Borrower shall pay interest on the outstanding and unpaid principal amount of each Loan from the date of such Loan until such principal amount is due as follows:
     (a) for any Loan which has been designated a LIBOR Rate Loan, such Loan shall bear interest for the applicable Interest Period at a fixed rate equal to the LIBOR Rate in effect as of the first day of the applicable Interest Period plus the LIBOR Rate Margin; and
     (b) for any Loan which has been designated (or is deemed to be) a Daily LIBOR Rate Loan, such Loan shall bear interest at a fluctuating rate of interest equal to the Daily LIBOR Rate in effect from time to time plus the LIBOR Rate Margin.
     (2) Default. Upon and after the occurrence of any Event of Default, Borrower shall pay interest on the unpaid principal balance of all Loans at the Default Rate (subject to the provisions of Section 2.04(B)(3) below).
     (3) Maximum Rate. It is the intention of Bank and Borrower hereof that the Note and this Agreement and any other Loan Documents and all provisions thereof conform in all respects to applicable law so that no payment of interest or other sum construed to be interest shall exceed the highest lawful rate permissible (herein referred to as the “Maximum Rate”). In determining the rate of interest paid or payable under this Agreement and the Note or any of the other Loan Documents, all funds paid or to be paid as interest or construed to be interest shall be prorated, allocated, or spread as permitted under applicable law. If, through any circumstances, the contract of Borrower and Bank would result in any amounts due or payable hereunder exceeding the Maximum Rate, or if Borrower pays any sum as interest or construed to be interest
Wells Fargo Bank, N.A./Lindsay Corporation
Revolving Credit Agreement

in excess of the Maximum Rate, then, ipso facto, (1) the amount contracted for shall be automatically reduced to the Maximum Rate, and (2) the amount of excess interest paid shall be applied to the reduction of the principal balance of the Note, if any, and if the principal balance has been fully paid, the excess interest shall be refunded to Borrower and Borrower agrees to accept such refund. Thereupon, to the extent permitted by law, Bank shall not be subject to any penalty provided for the contracting for, charging, or receiving of interest in excess of the Maximum Rate, regardless of when or the circumstances under which such refund or application was made.
     (4) Payment of Interest. Borrower shall pay accrued and unpaid interest on all Loans as follows:
     (a) For LIBOR Rate Loans, on the last day of each Interest Period for such Loan and on the Termination Date (provided that in the case of any Loan with an Interest Period in excess of three months, interest shall be due and payable at the end of each three-month period and at the end of such Interest Period and on the Termination Date);
     (b) For Daily LIBOR Rate Loans, on the last Business Day of each calendar month and on the Termination Date; and
     (c) For any Loan which, under the terms of this Agreement, bears interest at the Default Rate, on demand or, if not sooner demanded, on the last Business Day of each calendar month.
     (C) Continuation and Conversion. Borrower shall have the right from time to time to Convert all or part of any Loan into a Loan of a different Type or to Continue LIBOR Rate Loans; provided that: (a) a LIBOR Rate Loan may only be Converted on the last day of the Interest Period therefor; (b) except for Conversions into Daily LIBOR Rate Loans, no Conversion to or Continuation of a LIBOR Rate Loan shall be made while an Event of Default exists or if the interest rate for such LIBOR Rate Loans would exceed the Maximum Rate, and (c) each LIBOR Rate Loan, as Converted, shall be subject to the minimum amounts for LIBOR Rate Loans set forth in Section 2.01(B). Notices by Borrower to Bank of Conversions and Continuations of Loans shall be irrevocable and shall be effective only if received by Bank not later than 10:00 a.m. (Omaha, Nebraska time) on (a) the Business Day of the Conversion into Daily LIBOR Rate Loans and (b) the Business Day three (3) Business Days before the Conversion to or Continuation of a LIBOR Rate Loan.
     (D) Failure to Specify Interest Rate or Interest Period. If Borrower fails to select the Interest Rate applicable to any Loan or portion thereof, such Loan or portion thereof shall be deemed to bear interest at the Daily LIBOR Rate. If Borrower selects a LIBOR Rate Loan (including Continuation of any LIBOR Rate Loan or Conversion from a Daily LIBOR Rate Loan to a LIBOR Rate Loan) but fails to select the Interest Period for such Loan, the Interest Period shall be deemed to be one (1) month.
     (E) Unused Commitment Fee. Borrower agrees to pay to Bank the Unused Commitment Fee on a quarterly basis in arrears, commencing on the first Quarterly Payment Date following the date of this Agreement and thereafter on each subsequent Quarterly Payment Date and on the Termination Date.
SECTION 2.05. OPTIONAL REPAYMENTS. Borrower may, (i) at any time, repay any Daily LIBOR Rate Loan and (ii) subject to Section 2.09, upon three (3) Business Days’ notice to Bank, prepay the outstanding amount of any LIBOR Rate Loan in whole or in part with accrued interest to the date of such prepayment on the amount prepaid on, and only on, the last day of an Interest Period for such LIBOR Rate Loan. Each partial prepayment of any Loan shall be in a principal amount of at least $100,000 and increments of $5,000 in excess thereof.
SECTION 2.06. PAYMENTS AND COMPUTATIONS. Borrower shall make each payment hereunder and under the Note not later than 2:00 p.m. (Omaha, Nebraska time) on the day when due in lawful money of the United States of America to Bank at its address referred to in Section 7.02 in same day funds. Payments shall be paid by Borrower to Bank at Bank’s account, 4121376339, in U.S. dollars and
Wells Fargo Bank, N.A./Lindsay Corporation
Revolving Credit Agreement

in immediately available funds. Borrower hereby authorizes Bank, if and to the extent payment of any amount is not made when due under any Loan Document, to charge from time to time against any account of Borrower with Bank any amount so due. All computations of interest and fees hereunder and under the Note shall be made by Bank on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) elapsed.
SECTION 2.07. PAYMENT ON NONBUSINESS DAYS. Whenever any payment to be made hereunder or under the Note shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of payment of interest or Unused Commitment Fee, as the case may be.
SECTION 2.08. INCREASED COSTS.
     (A) If either (i) the introduction of or any change of general application (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation or (ii) the compliance by Bank with any guideline or request of general application from any central bank or other governmental authority (whether or not having the force of law), shall result in any increase in the cost to Bank of making, funding or maintaining any Loan, then Borrower shall, from time to time, upon demand by Bank, pay to Bank additional amounts sufficient to indemnify Bank against such increased cost. A certificate as to the amount of such increased cost, with supporting documentation and resultant calculations, submitted to Borrower by Bank, shall, in the absence of manifest error, be conclusive and binding for all purposes.
     (B) If either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) compliance by Bank with any guideline or request of general application from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by Bank and Bank in good faith determines that the amount of such capital is increased by or based upon the existence of Bank’s Commitment to extend credit hereunder and other commitments of this type, then, upon demand by Bank, Borrower shall immediately pay to Bank, from time to time as specified by Bank, additional amounts sufficient to compensate Bank in the light of such circumstances, to the extent that Bank reasonably determines such increase in capital to be allocable to the existence of Bank’s Commitment to extend credit hereunder. A certificate as to such amounts, submitted to Borrower by Bank, shall, in the absence of manifest error, be conclusive and binding for all purposes.
SECTION 2.09. PAYMENT OF BREAK COSTS. If any LIBOR Rate Loan is paid on any day other than the last day of the applicable Interest Period, whether by optional prepayment by Borrower, as a result of acceleration upon default or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Interest Period matures, calculated as follows for each such month:
     (i) Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Interest Period applicable thereto;
     (ii) Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Interest Period at the LIBOR Rate in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid;
     (iii) If the result obtained in (ii) for any month is greater than zero, discount that difference by the LIBOR Rate used in (ii) above.
Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If
Wells Fargo Bank, N.A./Lindsay Corporation
Revolving Credit Agreement

Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum two percent (2.00%) above the Daily LIBOR Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed).
SECTION 2.10. CHANGES IN LAW REGARDING LIBOR RATE LOANS.
     (A) If any change in any applicable law (including the adoption of any new applicable law) or any change in the interpretation of any applicable law by any judicial, governmental or other regulatory body charged with the interpretation, implementation or administration thereof, should make it (or in the good-faith judgment of Bank should raise a substantial question as to whether it is) unlawful for Bank to make, maintain or fund any loans bearing interest as LIBOR Rate Loans, then (a) the obligation of Bank to make LIBOR Rate Loans shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness, and (b) if Bank so requests, Borrower shall, on such date as may be required by the relevant applicable law, repay, prepay or convert to Daily LIBOR Rate Loans all then-outstanding LIBOR Rate Loans of such type made to Borrower by Bank together with accrued interest thereon and all amounts then due, if any, hereunder
     (B) Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to the LIBOR Rate Loans or the calculation of the LIBOR Rate, and (ii) future, supplemental, emergency or other changes in the assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to the LIBOR Rate to the extent they are not included in the calculation of LIBOR. In determining which of the foregoing are attributable to any LIBOR Rate option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.
ARTICLE III
CONDITIONS PRECEDENT
SECTION 3.01. CONDITION PRECEDENT TO INITIAL LOAN. The obligation of Bank to make the initial Loan (or issuance of any initial Letter of Credit hereunder, as applicable) is subject to the following conditions precedent:
     (A) Bank shall have received the following, each dated the day of such Loan (or issuance of such Letter of Credit, as applicable), in form and substance satisfactory to Bank:
     (1) The fully-executed original Note, together with a fully-executed original counterpart of this Agreement and the fully-executed (and acknowledged, where required by form) other Loan Documents.
     (2) Evidence of all insurance required by the terms of Section 5.01(F) of this Agreement and the other Loan Documents.
     (3) Certified copies of the Articles of Incorporation and Bylaws (or other organizational documents, if applicable) of Borrower, together with original or certified copies of resolutions of the Board of Directors of Borrower, approving each Loan Document to which it is a party (or for which its consent or approval is required) and of all documents evidencing other necessary action and governmental approvals, if any, with respect to such Loan Document.
     (4) A certificate of the Secretary of State of the state of organization of Borrower, dated not more than thirty (30) days prior to the date of the initial Loan hereunder, reflecting the existence and good standing of Borrower.
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     (5) A certificate of the Secretary of Borrower certifying the names and true signatures of the officers of Borrower authorized to sign each Loan Document and the other documents to be delivered by it hereunder.
     (6) UCC, tax and judgment lien search reports listing all financing statements and other encumbrances which name Borrower (under its present name and any previous name) and which are filed in the jurisdiction in which Borrower is organized (or in which it has maintained a principal place of business or chief executive office within the last five (5) years), together with copies of such financing statements.
     (7) A favorable opinion of counsel for Borrower as to the existence of such entity, the authority of such entity to enter into the Loan Documents to which it is a party and to perform its obligations thereunder, the absence of litigation affecting such party, and such other matters as Bank may reasonably request.
     (8) Such other documents, certifications and other matters as Bank may reasonably request (all legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank).
     (B) Borrower shall have paid (or made arrangements for payment satisfactory to Bank) all costs and expenses incurred by or on behalf of Bank as described in Section 7.06 of this Agreement.
SECTION 3.02. CONDITIONS PRECEDENT TO ALL LOANS. The obligation of Bank to make each Loan or issue any Letter of Credit (including any initial Loan or Letter of Credit) shall be subject to the further conditions precedent that on the date of such Loan or issuance of such Letter of Credit:
     (A) The following statements shall be true (and the receipt by Borrower of the proceeds of such Loan or the delivery of any Letter of Credit shall be deemed to constitute a representation and warranty by Borrower that such statements are true on such date):
     (1) The representations and warranties contained in the Loan Documents are correct on and as of the date of such Loan or Letter of Credit as though made on and as of such date; and
     (2) no condition, event or act has occurred and is continuing, or would result from such Loan or the issuance of such Letter of Credit which constitutes an Event of Default or would constitute an Event of Default but for any requirement that notice be given or time elapse or both; and
     (3) there shall have been no material adverse change, as determined by Bank, in the financial condition of Borrower and its Subsidiaries, taken as a whole; and
     (4) the Outstanding Credit does not exceed the Maximum Amount; and
     (5) the Letter of Credit Liabilities do not exceed the Letter of Credit Sublimit; and
     (B) Bank shall have received such other documents as Bank may require under any other Section of this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants as follows:
     (A) Legal Status. Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is domesticated in the State of Nebraska. Each Significant Subsidiary is a corporation (or other entity, as applicable) duly incorporated
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or formed, validly existing and in good standing under the laws of the jurisdiction of its organization. Borrower and each Subsidiary are duly qualified, licensed, and in good standing as a foreign corporation to transact business in each jurisdiction where the failure to do so would have a Material Adverse Effect.
     (B) Corporate Name; Predecessors; Places of Business; Subsidiaries. As of the date of this Agreement, Borrower’s complete and correct corporate name (as registered in the appropriate filing office of the state of organization of Borrower), chief place of business, chief executive office, jurisdiction of organization, and Federal Tax I.D. Number are shown on Schedule 4.01(B). Within the four months prior to the date of this Agreement, Borrower has not had any other chief place of business, chief executive office, or jurisdiction of organization. Schedule 4.01(B) also sets forth all other places where Borrower keeps its books and records and all other locations where Borrower has a place of business (or has, within the five (5) years prior to the date of this Agreement, maintained its principal place of business or chief executive offices). Borrower does not do business nor has Borrower done business during the five (5) years prior to the date of this Agreement under any trade name or fictitious business name except as disclosed on Schedule 4.01(B). Schedule 4.01(B) sets forth an accurate list of all names of all predecessor companies and Significant Subsidiaries of Borrower including the names of any entities it acquired (by stock purchase, asset purchase, merger or otherwise) and the chief place of business and chief executive office of each such predecessor company. For purposes of the foregoing, a “predecessor company” shall mean, with respect to Borrower, any Person whose assets or equity interests are acquired by Borrower or who was merged with or into Borrower within the four months prior to the date hereof.
     (C) Authority and Validity. The execution, delivery and performance by Borrower of each Loan Document to which it is or will be a party are within Borrower’s powers and have been duly authorized by all necessary action on the part of Borrower. This Agreement is, and each other Loan Document to which Borrower is or will be a party when delivered hereunder will be, assuming, in each case, due authorization, execution and delivery by Bank, legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms. No authorization or approval or other action by, and no notice to or filing with, any other Person or governmental authority or regulatory body is required for the due execution, delivery and performance by Borrower of any Loan Document to which it is a party.
     (D) No Violation. The execution, delivery and performance by Borrower of this Agreement and each of the Loan Documents do not: (1) violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or Bylaws of Borrower, or (2) result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower or any Subsidiary is a party or by which Borrower or any Subsidiary is bound, where such violation, breach or default could reasonably be expected to have a Material Adverse Effect; or (3) result in or require the creation of any lien, security interest or other charge or encumbrance (other than pursuant thereto) upon or with respect to any of the properties of Borrower or any Subsidiary where such lien, security interest or other charge or encumbrance could reasonably be expected to have a Material Adverse Effect.
     (E) Compliance With Laws. Borrower and each Subsidiary are in compliance in all material respects with the requirements of all laws and all Permits, orders, writs, injunctions and decrees applicable to it or to its properties (including, without limitation, ERISA and Environmental Laws), except in such instances in which (a) such requirement of law or Permit, order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and is supported by adequate surety acceptable to Bank, or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     (F) Litigation. Except as disclosed on Schedule 4.01(F) attached hereto, there is no pending (or, to the best of Borrower’s knowledge, threatened) litigation, action, claim, investigation, suit or proceeding affecting Borrower or its Subsidiaries by or before any governmental authority, arbitrator, court or administrative agency, which could reasonably be expected to have a Material Adverse Effect.
     (G) Financial Statements. The financial statements of Borrower dated November 30, 2007, a true copy of which has been delivered by Borrower to Bank prior to the date hereof (and any other financial information delivered by Borrower to Bank pursuant to this Agreement, as of its date): (1) is
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complete and correct and presents fairly the financial condition of Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, (2) reflects all liabilities of Borrower and its Subsidiaries that are required to be reflected or reserved against under GAAP, whether liquidated or unliquidated, fixed or contingent, and (3) has been prepared in accordance with GAAP. Since the date of such financial statements there has been no material adverse change in the financial condition of Borrower and its Subsidiaries, taken as a whole, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except (i) liens permitted under the terms of this Agreement, (ii) liens in favor of Bank, or (iii) liens otherwise permitted by Bank in writing.
     (H) Taxes. Borrower and its Subsidiaries have filed all federal and state income tax returns and reports and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. Borrower has no knowledge of any pending assessments or adjustments of its income tax not reflected in its most recent audited balance sheet that could reasonably be expected to have a Material Adverse Effect.
     (I) No Subordination. There is no agreement, indenture, contract or instrument to which Borrower or any Subsidiary is a party or by which Borrower or any Subsidiary may be bound that requires the subordination in right of payment of any Loan Obligations to any other obligation of Borrower or any Subsidiary.
     (J) Permits, Franchises, Etc. Borrower and each Subsidiary possess all licenses, Permits, franchises, patents, copyrights, trademarks, and tradenames, or rights thereto, necessary to conduct its businesses substantially as now conducted and as presently proposed to be conducted in material compliance with applicable laws, except those that the failure to so possess could not reasonably be expected to have a Material Adverse Effect, and neither Borrower nor any Subsidiary is in violation of any valid rights of others with respect to any of the foregoing except violations that could not reasonably be expected to have such a Material Adverse Effect.
     (K) ERISA. Borrower and each Subsidiary are in compliance in all material respects with all applicable provisions of ERISA; neither Borrower nor any Subsidiary have violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower or any Subsidiary (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower or any Subsidiary; Borrower and each Subsidiary, as applicable, has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.
     (L) Other Obligations. Neither Borrower nor any Subsidiary is in default with respect to any Debt, or any other material lease, commitment, contract, instrument or other obligation, except as could not reasonably be expected to have a Material Adverse Effect.
     (M) Environmental Matters. Except as specifically described on Schedule 4.01(M), Borrower and each Subsidiary are in compliance in all material respects with all applicable Environmental Laws and any rules or regulations adopted pursuant thereto, which govern or apply to any of the operations and/or properties of Borrower or any Subsidiary, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as in effect on the date hereof, except to the extent such noncompliance could not reasonably be expected to have a Material Adverse Effect. Except as specifically described on Schedule 4.01(M), neither Borrower nor any Subsidiary has knowledge of nor has received any written notice that its operations are the subject of any federal or state investigation evaluating whether any remedial action involving an expenditure material to the Borrower or the Borrower and its Subsidiaries taken as a whole is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Except as specifically described on Schedule 4.01(M), neither Borrower nor any Subsidiary
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has any contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment that could reasonably be expected to have a Material Adverse Effect.
     (N) Margin Stock; Investment Company. Neither Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither Borrower nor any Subsidiary is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     (O) Accuracy and Completeness of Information. All factual information furnished to Bank by or on behalf of Borrower or any Subsidiary (including, without limitation, all factual information contained in the Loan Documents and all financial information provided to Bank) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information hereafter furnished by or on behalf of Borrower or any Subsidiary to Bank, will be true and accurate in all material respects on the date as of which such information is dated, certified or delivered and not incomplete by omitting to state any fact necessary to make such information not misleading in any material respect at such time in light of the circumstances under which such information was provided.
     (P) Solvency. Borrower, and the Borrower and its Subsidiaries taken as a whole: (a) owns assets the fair saleable value of which are (i) greater than the total amount of liabilities (including contingent liabilities) and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (b) has capital that is not unreasonably small in relation to its business as presently conducted or any contemplated or undertaken transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.
     (Q) Title to Property. Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
ARTICLE V
COVENANTS
SECTION 5.01. AFFIRMATIVE COVENANTS. So long as any amount payable hereunder or under the Note or any Letter of Credit Liabilities shall remain outstanding or Bank shall have any Commitment hereunder, Borrower will, unless Bank shall otherwise consent in writing or as otherwise provided herein:
     (A) Payment. Punctually pay all principal, interest, fees and other liabilities due under this Agreement or any of the Loan Documents at the times and places and in the manner specified therein, and immediately upon demand by Bank, repay the amount by which the Outstanding Credit exceeds the Maximum Amount.
     (B) Records. Maintain and cause each Subsidiary to maintain adequate books and records in accordance with GAAP, and permit Bank or any agents or representatives thereof to examine and make copies of and abstracts from the records, books and accounts of, and visit the properties of Borrower and its Significant Subsidiaries, and conduct examinations and inspections, all at the expense of Borrower, and to discuss the affairs, finances and accounts of Borrower and its Significant Subsidiaries with any of Borrower’s (or Significant Subsidiaries’) officers, managers or employees.
     (C) Financial Statements; Reporting. Furnish to Bank:
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     (1) as soon as available and in any event within 90 days after the end of each of Borrower’s fiscal year, financial statements of Borrower and its Subsidiaries on a consolidated basis, audited by KPMG or another certified public accountant acceptable to Bank, to include balance sheet, income statement, statement of cash flows, management report, auditor’s report and footnotes; provided, however, that this covenant shall be deemed to be satisfied upon the electronic filing of the same included within Borrower’s Annual Report on Form 10-K with the Securities and Exchange Commission.
     (2) as soon as available and in any event not later than 45 days after the end of the first three of Borrower’s fiscal quarters in each fiscal year, unaudited financial statements of Borrower and its Subsidiaries on a consolidated basis, to include balance sheet, income statement and statement of cash flows; provided, however, that this covenant shall be deemed to be satisfied upon the electronic filing of the same included within Borrower’s Quarterly Report on Form 10-Q with the Securities and Exchange Commission.
     (3) within ten (10) days of the filing by Borrower of any Annual Report on Form 10-K or Quarterly Report on Form 10-Q with the Securities and Exchange Commission, a certificate of the President or Chief Financial Officer of Borrower that the financial statements filed therewith are accurate and were prepared in accordance with GAAP and Borrower is in compliance in all material respects with all covenants in this Agreement and there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default.
     (4) within ten (10) days of the filing by Borrower of any Current Report on Form 8-K with the Securities and Exchange Commission, written notice of such filing; provided, however, that this covenant shall be deemed satisfied upon the electronic filing of such Current Report on Form 8-K with the Securities and Exchange Commission.
     (5) promptly (but in no event more than five Business Days after the filing or receiving thereof), copies of all reports and notices which Borrower or any Subsidiary files under ERISA with the Internal Revenue Service or the Pension Benefits Guaranty Corporation or the U.S. Department of Labor or which Borrower or any Subsidiary receives from such agencies, but only to the extent that such reports or notices relate to matters that could reasonably be expected to have a Material Adverse Effect.
     (6) promptly (but in no event more than five days after Borrower or any Subsidiary becomes aware of the occurrence of such event or matter), written notice in reasonable detail of any of the following:
     (a) the occurrence of an Event of Default or any event or circumstance that but for the passage of time or the giving of notice or both would constitute an Event of Default;
     (b) any change in the name or form of organization of Borrower or any Significant Subsidiary;
     (c) the occurrence and nature of any Reportable Event or Prohibited Transaction (each as defined in ERISA), or any funding deficiency with respect to any Plan; or
     (d) the occurrence of any event described in Section 6.01(F) with respect to a Subsidiary which is not a Significant Subsidiary.
     (7) not less than ten (10) days prior to the effective date of the relevant transaction, notice of any proposed acquisition of a Person (whether by acquisition of stock or assets or otherwise) in an amount of $15,000,000 or more.
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     (D) Maintenance of Existence. Except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, (a) preserve renew and maintain in full force and effect (and cause each Subsidiary to preserve, renew and maintain in full force and effect) its legal existence and good standing (if applicable) under the laws of the jurisdiction of its organization; (b) take all reasonable action to maintain all rights, privileges, Permits, licenses and franchises necessary or desirable in the normal conduct of its business and the business of its Subsidiaries; and (c) preserve or renew all of its (and its Subsidiaries’) registered patents, trademarks, trade names and service marks.
     (E) Compliance. Comply (and cause its Subsidiaries to comply) in all material respects with all applicable laws, rules, regulations, orders, and Permits, including without limitation, all applicable Environmental Laws and ERISA, and comply with the provisions of Borrower’s (and Subsidiaries’) Articles of Incorporation and Bylaws, as amended from time to time, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     (F) Insurance. Except to the extent that the failure to maintain such insurance could not reasonably be expected to have a Material Adverse Effect, maintain and keep in force (and cause its Subsidiaries to maintain and keep in force) insurance of the types and in the amounts customarily carried in lines of business similar to Borrower’s (or its Subsidiary’s as applicable), including but not limited to fire, extended coverage, public liability, property damage and worker’s compensation, carried with companies and in amounts reasonably satisfactory to Bank (schedules setting forth all insurance then in effect, together with evidence of the effectiveness of such policies, shall be delivered to Bank prior to the initial Loan and from time to time at Bank’s request); cause Bank to be named as an additional named insured and loss payee on all such insurance relating to any collateral subject to liens in favor of Bank pursuant to the Loan Documents; cause such policies of insurance to provide that any policy may not be cancelled or terminated without the insurance company giving Bank at least 15 days written notice.
     (G) Facilities. Except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect (and cause its Subsidiaries to maintain, preserve and protect) all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make (and cause its Subsidiaries to make) all necessary repairs thereto and renewals and replacements thereof; and (c) use (and cause its Subsidiaries to use) the standard of care typical in the industry in the operation and maintenance of its facilities.
     (H) Taxes. Pay and discharge when due (and cause its Subsidiaries to pay and discharge when due) any and all material assessments and taxes, including without limitation federal and state income taxes and state and local property taxes and assessments, except such as Borrower (or its Subsidiaries, as applicable) may in good faith contest or as to which a bona fide dispute exists and for which Borrower has made adequate reserves in accordance with GAAP.
     (I) Funded Debt to EBITDA. Maintain a consolidated Funded Debt to EBITDA not greater than 2.5 to 1.0 as of each fiscal quarter end of Borrower, determined on a rolling 4-quarter basis, with “Funded Debt” defined as the sum of all obligations for borrowed money (including subordinated debt) plus that portion of all capital lease obligations reported on the balance sheet of Borrower and its Subsidiaries on a consolidated basis as a liability, and with “EBITDA” defined as net profit before tax plus interest expense, depreciation expense and amortization expense; provided however that, if an acquisition or disposition permitted by this Agreement shall have been consummated during such four fiscal quarter period, in computing consolidated EBITDA, net profit (and all other amounts specified in the definition of consolidated EBITDA) shall be computed on a pro forma basis giving effect to such acquisition or disposition, as the case may be, as of the first day of such period.
     (J) Fixed Charge Coverage Ratio. Maintain a consolidated Fixed Charge Coverage Ratio not less than 1.25 to 1.0 as of each fiscal quarter end of Borrower, determined for Borrower and its Subsidiaries on a consolidated rolling 4-quarter basis, with “Fixed Charge Coverage Ratio” defined as the aggregate of net profit after taxes plus depreciation expense, amortization expense, cash capital equity contributions and increases in subordinated debt minus dividends, distributions and decreases in
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subordinated debt, divided by the aggregate of the current portion of long term debt and capitalized lease payments.
     (K) Current Ratio. Maintain a Current Ratio not less than 1.5 to 1.0 as of each fiscal quarter end of Borrower, determined for Borrower and its Subsidiaries on a consolidated basis, with “Current Ratio” defined as current assets divided by current liabilities, all determined in accordance with GAAP.
SECTION 5.02. NEGATIVE COVENANTS. So long as any amount payable hereunder or under the Note or any Letter of Credit Liabilities shall remain outstanding or Bank shall have any Commitment hereunder, Borrower will not (and will not permit any of its Subsidiaries to), without the prior written consent of Bank:
     (A) Use of Proceeds. Use any proceeds of any Loan: (a) for any purpose other than the purposes stated in Section 2.01; or (b) to acquire any security in any transaction which is subject to Sections 13(d) and 14(d) of the Securities Exchange Act of 1934; or (c) to purchase, assume or hold any position in any commodity futures, market or exchange which is either speculative in nature or not in the ordinary course of business.
     (B) [Reserved].
     (C) Debt. Create, incur, assume or permit to exist any Debt (measured for Borrower and its Subsidiaries on a consolidated basis), whether secured or unsecured, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, except: (1) the Loan Obligations, (2) those obligations set forth on Schedule 5.02(C) and any refinancings, renewals or replacements thereof that: (a) do not increase the principal amount outstanding, (b) are on substantially similar terms as the obligations refinanced (provided that any refinancing obligation to any financial institution other than Bank shall not restrict the ability of Borrower to provide collateral to Bank unless otherwise approved by Bank), and (c) are unsecured, if the obligations refinanced are unsecured, or, to the extent the obligations refinanced are secured, the security for which does not extend to assets other than those securing the obligations being refinanced, renewed or replaced; and (3) guarantees permitted by Section 5.02(E), (4) obligations under Hedging Agreements permitted by Section 5.02(H), (5) Debt of a Subsidiary to Borrower or another Subsidiary, or Debt of Borrower to a Subsidiary, and (6) Debt of Borrower and its Subsidiaries in an aggregate amount not to exceed Five Million Dollars ($5,000,000); and (7) Substitute Letter of Credit Liabilities, if any, in an aggregate amount not to exceed Seven Million Five Hundred Thousand Dollars ($7,500,000).
     (D) Merger, Consolidation, Transfers of Assets. Merge into or consolidate with any corporation or other entity (except mergers or consolidations whereby Borrower is the surviving corporation or mergers or consolidations of a Subsidiary of Borrower with or into any other Subsidiary of Borrower, in each case, so long as immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing); make any substantial change in the nature of its business as conducted on the date hereof; sell, lease, assign, transfer or otherwise dispose of all or substantially all of its assets (provided that a Subsidiary may, subject to the remaining terms, conditions and covenants set forth herein, undertake a disposition of assets valued at Ten Million Dollars or less without Bank’s prior consent).
     (E) Guaranties. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other Person, except (a) any of the foregoing in favor of Bank, and (b) limited recourse guarantees entered into in the ordinary course of business in connection with customer financing transactions, and (c) any of the foregoing in favor of Borrower or any of its Subsidiaries.
     (F) Loans, Investments, Advances. Make any loans or advances to or investments in any Person, except (a) those loans, advances or investments described on Schedule 5.02(F), (b) trade credit extended in the ordinary course of business, (c) customer financing transactions in the ordinary course of
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business, (d) loans or advances for travel, expenses, relocation, entertainment or otherwise in connection with their employment or the business of Borrower, (e) certificates of deposit, bank accounts, and investments in cash equivalents, (f) investments in marketable securities, mutual funds and other investments made in the ordinary course of business, (g) loans or advances to or investments in wholly-owned Subsidiaries, and (h) investments in Persons not otherwise prohibited hereunder, provided that any required notice has been provided pursuant to Section 5.01(C)(7).
     (G) Pledge of Assets. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of its assets now owned or hereafter acquired, except the following (“Permitted Encumbrances”) (a) those matters shown on Schedule 5.02(G) and any renewals or extensions thereof that do not extend to other property, (b) liens for taxes not delinquent or for taxes and other items being contested in good faith, (c) contractors’, carriers’, warehousemen’s and similar liens, liens of landlords, and workers compensation, unemployment and other similar deposits or pledges, deposits to secure the performance of bids, trade contracts and leases, statutory obligations, surety, appeal and performance bonds and other obligations of a similar nature, all to the extent undertaken in the ordinary course of business, (d) liens in respect of capital leases and purchase money obligations, (e) liens securing indebtedness not in excess of $750,000 at any time outstanding, (f) attachment, judgment and other similar liens, provided that the execution or enforcement of such lien is being contested and for which either valid and sufficient insurance coverage exists, or for which adequate and sufficient cash reserves are maintained, (g) liens existing on any asset of an entity when it becomes a Subsidiary or when it is merged or consolidated with or into Borrower or any of its Subsidiaries, and, in each case, not created in contemplation of such event, or (h) liens in favor of Bank.
     (H) Hedging Agreements. Enter into any Hedging Agreements outside of the ordinary course of business or for speculative purposes, provided that the Hedging Agreements described on Schedule 5.02(H) are permitted hereunder.
     (I) Affiliate Transactions. Enter into any transaction with any Affiliate on terms materially different than would be available in the case of a bona fide arms’ length transaction with an unrelated party provided that the foregoing restriction shall not apply to transactions between or among Borrower and its wholly-owned Subsidiaries or between or among the Borrower’s wholly-owned Subsidiaries.
     (J) [Reserved].
     (K) Change in Fiscal Year. Change the manner in which either the last day of its fiscal year or the last days of the first three fiscal quarters of its fiscal years is calculated, without reasonable advance notice to Bank and Bank’s concurrence as to the manner or reporting of any transitional periods created in connection with such change.
ARTICLE VI
EVENTS OF DEFAULT
SECTION 6.01. EVENTS OF DEFAULT. It shall be an “Event of Default” hereunder if any of the following shall occur and be continuing:
     (A) Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents, and such default shall continue for a period of three (3) days from its occurrence.
     (B) Any representation or warranty made by Borrower under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made (or deemed made).
     (C) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of twenty (20) days from notice by Bank to Borrower of its occurrence.
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     (D) Any default (beyond any applicable cure period) in the payment of any obligation, or any defined event of default (however designated, including any termination event under any Hedging Agreement), under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower or any Subsidiary has incurred debt for borrowed money: (i) in excess of $5,000,000 (or its equivalent, if designated in Euros or other currency) to any Person other than Bank or an Affiliate of Bank, or (ii) in any amount to Bank or an Affiliate of Bank.
     (E) Any “Event of Default” under any one or more of those credit facilities described on Schedule 5.02(C) or any renewal, replacement or extension of any of the foregoing.
     (F) Borrower or any Significant Subsidiary shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Significant Subsidiary shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Significant Subsidiary, and Borrower or any Significant Subsidiary shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Significant Subsidiary shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Significant Subsidiary by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.
     (G) The dissolution or liquidation of Borrower or any Significant Subsidiary; or Borrower or any Significant Subsidiary or its Board of Directors or its stockholders shall take action to effect the dissolution or liquidation of Borrower or any Significant Subsidiary.
     (H) The filing of a notice of judgment lien against Borrower or any Subsidiary or the recording of an abstract of judgment against Borrower or any Subsidiary in any county in which Borrower or any Subsidiary has an interest in real property, in each case, in excess of $5,000,000 over the amount of any insurance proceeds reasonably expected to be received, which remains unsatisfied without entry of a stay of execution within 30 days after the issuance or any writ of execution or similar legal process or the entry of a judgment against Borrower or any Subsidiary in excess of $5,000,000 over the amount of any insurance proceeds reasonably expected to be received.
     (I) There is a report filed by any person on Schedule 13D (or any successor schedule) pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), disclosing that such person (for the purpose of Section 6.1(H) only, “person” is as defined in Section 13(d)(3) of the Exchange Act) has become the beneficial owner (for the purposes of Section 6.1(H) only, “beneficial owner” is as defined under Rule 13d-3 under the Exchange Act) of 50% or more of the voting power of Borrower’s voting stock then outstanding; provided, however, that a person shall not be deemed beneficial owner of, or to own beneficially (1) any voting stock tendered pursuant to a tender or exchange offer made by or on behalf of such person or its Affiliates or associates until such tendered voting stock is accepted for purchase or exchange thereunder, or (2) any voting stock if such beneficial ownership arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation, and is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act.
SECTION 6.02. REMEDIES, ETC. Under the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option (and without notice in the event of an Event of Default defined in Section 6.1(E) become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; and (b) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law. All rights, powers and remedies of Bank may be
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exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.
ARTICLE VII
MISCELLANEOUS
SECTION 7.01. AMENDMENTS, ETC. No amendment or waiver of any provision of any Loan Document, nor consent to any departure by Borrower shall in any event be effective unless the same shall be in writing and signed by Bank and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
SECTION 7.02. NOTICES, ETC. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:
If to Borrower:
Lindsay Corporation
2707 N. 108th Street, Suite 102
Omaha, Nebraska 68154
Attn: David B. Downing, Sr. Vice President and CFO
Phone: 402-827-6235
Fax: 402-829-6836
E-mail: Dave.Downing@Lindsay.com
and if to Bank:
Wells Fargo Bank, National Association
Nebraska Commercial Banking
MAC N8069-020
13625 California Street, Suite 200
Omaha, NE 68154-5233
Attn: Michael V. Hinrichs
Phone: 402-498-5028
Fax: 402-498-5090
E-mail: Michael.V.Hinrichs@wellsfargo.com
or, as to each party, at such other address as shall be designated by such party in a written notice to the other party. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery or overnight courier service, upon signature by or on behalf of the receiving party; (b) if sent by certified or registered mail, upon the earlier of the date of actual receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by facsimile, upon actual receipt.
Notwithstanding the foregoing: (1) notices to Bank pursuant to the provisions of Article II shall not be effective until actually received by Bank; and (2) Bank may accept oral borrowing notices pursuant to Section 2.02 hereof, provided that Bank shall incur no liability to Borrower in acting on any such communication that Bank believes to have been given by a person authorized to give such notice on behalf of Borrower. Any confirmation sent by Bank to Borrower of any borrowing under this Agreement shall, in the absence of manifest error, be conclusive and binding for all purposes as to Borrower. Electronic mail may be used only to distribute routine communications, such as financial statements and other information, and may not be used for any other purpose, and it shall be the responsibility of the sending party to confirm that any communications delivered by electronic mail are actually received.
SECTION 7.03. RELIANCE BY BANK. Bank shall be entitled to rely and act upon any notices (including telephonic, facsimile, or e-mail notices) purportedly given by or on behalf of Borrower even if (i)
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such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify Bank from all losses, costs, expenses and liabilities resulting from the reliance by Bank on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other communications with Bank may be recorded by Bank, and each of the parties hereto hereby consents to such recording.
SECTION 7.04. NO WAIVER; REMEDIES. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach or of default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.
SECTION 7.05. ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, except as otherwise stated herein. All covenants and reporting requirements shall be complied with and reported for Borrower and its Subsidiaries on a consolidated basis.
SECTION 7.06. COSTS, EXPENSES AND TAXES. Borrower shall pay to Bank promptly upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees but exclude allocated costs of Bank’s in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, (b) the preparation of any amendments and waivers hereto and thereto, (c) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (d) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity; provided that the maximum amount that Borrower shall be obligated to pay to Bank under clause (a) above shall be $10,000.
SECTION 7.07. RIGHT OF SET-OFF. Bank is hereby authorized to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Bank to or for the credit or the account of Borrower or its Subsidiaries against any and all of the obligations of Borrower now or hereafter existing under any Loan Document not paid when due, irrespective of whether or not Bank shall have made any demand under such Loan Document and irrespective of whether or not such deposits, indebtedness or such obligations may be unmatured or contingent, and although the amount of such deposits may be in excess of the Outstanding Credit (provided that this sentence shall not be construed to permit Bank to offset amounts greater than the Loan Obligations). The rights of Bank under this Section 7.07 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which Bank may have under this Agreement or under applicable law.
SECTION 7.08. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.
SECTION 7.09. CONSENT TO JURISDICTION AND SERVICE.
     (A) Borrower hereby irrevocably submits to the jurisdiction of any Nebraska State or Federal court sitting in Omaha, Nebraska in any action or proceeding arising out of or relating to this Agreement or any Loan Document and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Nebraska
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State Court or in such Federal Court. Borrower hereby irrevocably waives, to the fullest extent it may it may effectively do so, the defense of any inconvenient forum to the maintenance of such action or proceeding.
     (B) Borrower irrevocably consents to the service of copies of the summons and complaint and any other process which may be served in any action or proceeding arising out of or relating to this Agreement or any other Loan Document to which Borrower is a party by the mailing of copies of such process to Borrower at its address specified in Section 7.02. Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
     (C) Nothing in this Section 7.09 shall affect the right of Bank to serve legal process in any other manner permitted by law or affect the right of Bank to bring any action or proceeding against Borrower or its property in the courts of other jurisdictions.
SECTION 7.10. BINDING EFFECT; GOVERNING LAW. This Agreement shall be binding upon and inure to the benefit of Borrower and Bank and their respective successors and assigns, except that Borrower shall not assign any of its rights hereunder or any interest herein without the prior written consent of Bank. This Agreement, the Note and the other Loan Documents shall be governed by, and construed in accordance with, the laws of the State of Nebraska without regard to principles of conflicts of laws.
SECTION 7.11. INDEMNIFICATION. Borrower hereby indemnifies and holds Bank and its officers, directors, employees and representatives (collectively, the “Indemnified Parties”) harmless from and against and shall reimburse the Indemnified Parties with respect to any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including attorneys fees and court costs) of any and every kind or character, known or unknown, fixed or contingent, asserted against Bank at any time and from time to time by reason of or arising out of (i) the breach of any representations or warranties of Borrower as set forth in this Agreement or any other Loan Document to which Borrower is a party, (ii) the failure of Borrower to perform any obligation in this Agreement or any other Loan Document; (iii) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (iv) any Commitment, Loan, Letter of Credit or the use or proposed use of the proceeds therefrom or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnified Party is a party thereto (all the foregoing are individually and collectively referred to as the “Indemnified Liabilities”) in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnified Party, provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from the gross negligence or willful misconduct of such Indemnified Party. All amounts due under this Section 7.11 shall be payable on demand. The agreements in this Section 7.11 shall survive the termination of the Commitment and the repayment, satisfaction or discharge of all the other obligations of Borrower hereunder.
SECTION 7.12. SURVIVAL. All covenants, agreements, representations and warranties made by Borrower in this Agreement and the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by Bank and shall survive the execution and delivery of the Loan Documents and the making of any Loans or the issuance of any Letters of Credit, regardless of any investigation made by Bank or on its behalf and notwithstanding that Bank may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any obligations of Borrower hereunder or under any of the Loan Documents are outstanding and unpaid and so long as the Commitment has not expired or terminated. The expense reimbursement, additional cost, capital adequacy and indemnification provisions of this Agreement shall survive and remain in full force and
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effect regardless of the consummation of the transactions contemplated hereby, the repayment of the obligations of Borrower hereunder and under the other Loan Documents, the expiration or termination of the Commitment or the termination of this Agreement or any provision hereof.
SECTION 7.13. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement.
SECTION 7.14. SUCCESSORS; ASSIGNMENT; PARTICIPATIONS. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interest hereunder without Bank’s prior written consent and Bank may not assign or otherwise transfer any of its rights or obligations hereunder except in whole to an Affiliate of Bank or to a bank or similar financial institution which shall be, in the absence of an Event of Default, reasonably acceptable to Borrower, or by way of a participation permitted under this Section 7.14, and any other attempted assignment or transfer shall be null and void. Bank reserves the right to grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents, provided that Bank’s obligations under this Agreement shall remain unchanged and Borrower shall continue to deal solely with Bank, and provided further that any agreement for such a participation shall provide that Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement. In connection therewith, and subject to the terms of a confidentiality agreement reasonably satisfactory to Borrower and Bank, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business.
SECTION 7.15. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.
SECTION 7.16. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other Person shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.
SECTION 7.17. TIME OF ESSENCE. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.
SECTION 7.18. ARBITRATION.
     (a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers and directors), whether in tort, contract or otherwise arising out of or relating to in any way (i) the Loans, Letters of Credit and related Loan Documents which are the subject of this Agreement and its negotiation, execution, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.
     (b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in Nebraska selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the “AAA Rules”). If there is any inconsistency between the terms and procedures hereof and the AAA Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party
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shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.
     (c) No Waiver of Provisional Remedies. The arbitration requirement does not limit the right of any party under applicable law to obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation or any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in this paragraph.
     (d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000 or less will be decided by a single arbitrator selected according to the AAA Rules, and who shall not render an award of greater than $5,000,000. Any dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. Each arbitrator will be a neutral attorney licensed in the State of Nebraska or a neutral retired judge of the state or federal judiciary of Nebraska, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator(s) will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator(s) will decide (by documents only or with a hearing at the discretion of the arbitrator(s)) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator(s) shall resolve all disputes in accordance with the substantive law of Nebraska and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator(s) shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator(s) deem(s) necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Nebraska Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.
     (e) Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the AAA Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator(s) upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.
     (f) Class Proceedings and Consolidations. The resolution of any dispute arising pursuant to the terms of this Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.
     (g) Payment of Arbitration Costs and Fees. The arbitrator(s) may award all costs and expenses of the arbitration proceeding.
     (h) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrator(s) and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business, by applicable law or regulation, or pursuant to its filings with the Securities and Exchange Commission. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.
SECTION 7.19. NOTICE REQUIRED BY LAW. A CREDIT AGREEMENT MUST BE IN WRITING TO BE ENFORCEABLE UNDER NEBRASKA LAW. TO PROTECT YOU AND US FROM ANY MISUNDERSTANDINGS OR DISAPPOINTMENTS, ANY CONTRACT, PROMISE, UNDERTAKING, OR OFFER TO FOREBEAR REPAYMENT OF MONEY OR TO MAKE ANY OTHER FINANCIAL
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ACCOMMODATION IN CONNECTION WITH ANY LOAN OF MONEY OR GRANT OR EXTENSION OF CREDIT, OR ANY AMENDMENT OF, CANCELLATION OF, WAIVER OF, OR SUBSTITUTION FOR ANY OR ALL OF THE TERMS OR PROVISIONS OF ANY INSTRUMENT OR DOCUMENT EXECUTED IN CONNECTION WITH ANY LOAN OF MONEY OR GRANT OR EXTENSION OF CREDIT, MUST BE IN WRITING TO BE EFFECTIVE.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

LINDSAY CORPORATION, a Delaware corporation

By:	/s/ David Downing

Name/Title: David Downing, Sr. V.P. and CFO

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association

By:	/s/ Michael Hinrichs

Name/Title: Vice President
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Revolving Credit Agreement